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                                   Exhibit 4.1

                                [GRAPHIC OMITTED]
                         STOCK OPTION GRANT CERTIFICATE

Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Company"), hereby grants to the grantee named below ("Grantee") an option (this "Option") to purchase the total number of shares shown below of Common Stock of the Company (the "Shares") at the exercise price per share set forth below, subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate. The terms and conditions set forth on the reverse side hereof are incorporated herein by reference.

Grant Date:  March 1, 1999                   Grantee acknowledges that the grant
                                             and exercise of this Option, and
Type of Option: Non-qualified Stock Option   the sale of Shares obtained through
                                             the exercise of this Option, may
Shares Subject to Option:  100,000           have tax implications that could
                                             result in adverse tax consequences
Exercise Price Per Share:  $37.0625          to the Grantee and that Grantee is
                                             not relying on the Company for any
Term of Option:            8 years           tax, financial or legal advice and
                                             will consult a tax adviser prior to
                                             such exercise or disposition.

Shares subject to issuance under
this Option do not vest until the
first anniversary of the grant, and
then shall be eligible for exercise
according to the following vesting
schedule:                                    /S/ HARRY WALLAESA
                                             ---------------------
                                             Harry Wallaesa
March 1, 2000 to February 28, 2001   25%
March 1, 2001 to February 28, 2002   50%
March 1, 2002 to February 28, 2003   75%
On or after March 1, 2003           100%

In witness whereof, this Stock
Option Grant Certificate has been
executed by the Company by a duly
authorized officer as of the date
specified hereon.

Safeguard Scientifics, Inc.

/s/ Michael W. Miles
-----------------------

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1.       OPTION EXPIRATION. The Option shall automatically terminate upon the happening of the first of the following events:

         (a) The expiration of the 90-day period after the Grantee ceases to be employed by the Company, if the termination is for any reason other than disability, death or cause;

         (b) The expiration of the one-year period after the Grantee ceases to be employed by the Company on account of the Grantee's disability;

         (c) The expiration of the one-year period after the Grantee ceases to be employed by the Company if the Grantee dies while employed by the Company or within three months after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (a) above; or

         (d) The date on which the Grantee ceases to be employed by the Company for cause.

         Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the Term of Option specified on the reverse side. Any portion of the Option that is not vested at the time the Grantee ceases to be employed by the Company shall immediately terminate.

         In the event a Grantee ceases to be employed by the Company for cause, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the exercise price paid by the Grantee for such shares.

         For purposes of this Stock Option Grant Certificate, the terms "employed by the Company," "disability," and "cause" shall have the same meanings as defined in the Company's 1999 Equity Compensation Plan, and this grant shall be administered by the same committee that administers the Company's other stock option plans and grants.

2.       EXERCISE PROCEDURES.

         (a) Subject to the provisions of this Stock Option Grant Certificate, the Grantee may exercise part or all of the vested Option by giving the Company written notice of intent to exercise in the manner provided in Paragraph 11 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by delivering Shares of the Company (duly endorsed for transfer or accompanied by stock powers signed in blank) which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

         (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such


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approvals by governmental agencies as may be deemed appropriate by the
Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee's death) represent that the Grantee is purchasing Shares for the Grantee's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Stock Option Grant Certificate shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the maximum marginal tax rate for federal (including
FICA), state and local tax liabilities.

3. CHANGE OF CONTROL. In the event of a Change of Control, the Board may take such actions as it deems appropriate.

4. RESTRICTIONS ON EXERCISE. Only the Grantee may exercise the Option during the Grantee's lifetime. After the Grantee's death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Stock Option Grant Certificate. Notwithstanding the foregoing, the Committee may provide, at or after grant, that a Grantee may transfer non-qualified stock options pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.

5. GRANT SUBJECT TO STANDARD PROVISIONS. This grant is not made pursuant to any plan. However, it is intended that this option shall be governed by, and interpreted in accordance with, the terms which govern other stock options which may be granted by the Company under its 1999 Equity Compensation Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations established from time to time by the Committee, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option, and its decisions shall be conclusive as to any questions arising hereunder.

6. NO EMPLOYMENT RIGHTS. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee's employment or service at any time. The right of the Company to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Grant Letter or to create express or implied obligations to the Grantee of any nature.


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7. NO STOCKHOLDER RIGHTS. Neither the Grantee, nor any person entitled to exercise the Grantee's rights in the event of the Grantee's death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option until certificates for Shares have been issued upon the exercise of the Option.

8. NO DISCLOSURE. The Grantee acknowledges that the Company has no duty to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a termination of the Grantee's employment, including without limitation any plans regarding a public offering or merger involving the Company.

9. ASSIGNMENT AND TRANSFERS. The rights and interests of the Grantee under this Stock Option Grant Certificate may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution, or as otherwise permitted by the Committee in accordance with the terms of this Stock Option Grant Certificate. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant Certificate, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Stock Option Grant Certificate may be assigned by the Company without the Grantee's consent.

10. APPLICABLE LAW. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.

11. NOTICE. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer at the Company's headquarters and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.